EXHIBIT 3.4

                         CERTIFICATE OF DESIGNATION FOR
                  FINANCIAL SERVICES CORPORATION OF THE MIDWEST

At a meeting of the Board of Directors of Financial Services Corporation of the Midwest, a Delaware corporation (the "Corporation"), held at 7:30 a.m. on the 5th day of May, 1997, after notice duly given of time, place and purpose of said meeting or appropriate waiver of such notice, the following resolutions were unanimously adopted by the affirmative vote of the directors of the Corporation:

RESOLVED, that the Chairman and Chief Executive Officer, the President, the Controller and Chief Accounting Officer, and the Secretary of FSCM hereby are, and each of them with the full authority to act without the others hereby is, authorized, in the name and on behalf of FSCM, to take all actions necessary or desirable to issue up to 5,000 shares of 9.25% Class A Cumulative Convertible Preferred Stock ("New Class A Preferred") with a stated value of $1,000.00 per share, with the rights and preferences set forth in the resolutions attached as Exhibit A hereto, including, without limitation, preparing and filing with the Delaware Secretary of State a Certificate of Designation setting forth the terms and provisions of the New Class A Preferred; and

RESOLVED FURTHER, that the resolutions attached as Exhibit A hereto are hereby adopted as though fully set forth herein.

The undersigned hereby certify that:

1. The foregoing resolutions, including, without limitation, the resolutions set forth on Exhibit A hereto, were unanimously adopted by the Board of Directors of the Corporation at a meeting duly called and held at the time and on the date indicated above.

2. The foregoing resolutions are not required to be approved by any holders of ANY class of capital stock of the Corporation.

                                         /s/ Douglas M. Kratz
                                         ---------------------------------------
                                         Douglas M. Kratz, President

                               ATTEST:  /s/ Patricia A. Zimmer
                                        ----------------------------------------
                                        Patricia A. Zimmer, Secretary
STATE OF ILLINOIS   )
                                      ) ss
COUNTY OF ROCK ISLAND)

The foregoing instrument was acknowledged before me this 2nd day of June, 1997, by Douglas M. Kratz, the President, and Patricia A. Zimmer, the Secretary, of Financial Services Corporation of the Midwest, a Delaware corporation, each of whom acknowledged that he or she executed the foregoing as the act and deed of the Corporation and further acknowledged that the facts stated therein are true.


                                        /s/ De Anna Smith
                                        ------------------------------------
                                        Notary Public




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                                    Exhibit A

RESOLVED, that the proper officers of FSCM be, and hereby are, authorized and directed to take all steps necessary or desirable to issue up to 5,000 shares of new 9.25% Class A Cumulative Convertible Preferred Stock, with a stated value of One Thousand and 00/100 Dollars ($1,000.00) per share (the "Class A Preferred Stock"). The rights and preferences of the Class A Preferred Stock shall be as follows:

1. Dividend Payments. The shares of Class A Preferred Stock shall be entitled to receive, when and as declared by the board of directors of FSCM out of assets of FSCM legally available for payment thereof, cumulative cash dividends on the stated value of the Class A Preferred Stock at the per annum rate, computed on the basis of actual days over a 360-day year, equal to nine and one-quarter percent (9.25%). Such dividends shall be payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1997. Such dividends on the Class A Preferred Stock shall accrue cumulatively on a daily basis from and as of the date of original issuance of the Class A Preferred Stock until such time as the Class A Preferred Stock is redeemed or converted, whether or not declared and whether or not any funds of FSCM are legally available for the payment of dividends. Dividends shall be payable to holders of record of the Class A Preferred Stock as they appear on the books of FSCM on the record date determined by the Board of Directors. Dividends payable for the initial dividend period shall be based on the amount of dividends accrued since the date of issuance of the Class A Preferred Stock.

2. Dividend Priorities. No dividend payments shall be paid or declared and set apart for payment on any other shares of stock of FSCM, whether common or preferred, for any period, and no shares of common stock shall be redeemed or purchased by FSCM, unless all cumulative dividends have been paid or contemporaneously are declared and paid or set apart for payment on the Class A Preferred Stock for such period. Holders of the Class A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends for any period. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments or payment which may be in arrears. If at any time FSCM pays less than the total amount of dividends then accrued with respect to the Class A Preferred Stock, such payment shall be distributed ratably among the holders of Class A Preferred Stock based upon the aggregate accrued but unpaid dividends on the shares of Class A Preferred Stock held by each such holder on the record date fixed by the Board of Directors for the payment of such dividend.

3. Voting Rights. The Class A Preferred Stock shall be non-voting, except as may otherwise be required by applicable law and except for the special voting rights contained in Section 5 hereof.

4. Redemption. The shares of Class A Preferred Stock are not redeemable by FSCM upon demand or notice but only if the holder(s) of such shares agree to any such redemption and the terms and conditions thereof. No shares of any other class of preferred stock of FSCM may be redeemed or purchased by FSCM until all shares of the Class A Preferred Stock have been redeemed. Any redemption of the Class A Preferred Stock shall be subject to receipt of all required regulatory approvals, including all required approvals from the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), and the receipt of any consents or waivers from any third parties.

5. Appointment of Directors. If at any time FSCM falls in arrears in the payment of dividends on the Class A Preferred Stock in an aggregate amount at least equal to full accrued dividends for four (4) quarterly dividend periods, holders of the Class A Preferred Stock shall be entitled, as a class and by majority vote, to appoint two (2) members to the board of directors of FSCM. In such event, FSCM, at its expense, will cause to be held a special meeting of the holders of the Class A Preferred Stock as promptly as possible for purposes of selecting the two individuals to be appointed as members of the Board of Directors of FSCM. Such special voting rights shall continue until all accrued and unpaid dividends on the Class A Preferred Stock have been paid in full, at which time such special voting rights and the appointment of the two additional board members shall terminate until such time as dividends are again in arrears for four (4) quarters or more. Any appointment of two (2) members to the board of directors hereunder shall be subject to receipt of all required regulatory approvals, including all required approvals from the Federal Reserve Board.

6.   Conversion Feature.

     a. Timing. At the option of the holder, each share of the Class A Preferred Stock may be converted into shares of the common stock of FSCM, at any time and from time to time. A holder may convert part or all of the holder's shares of preferred stock, in a single transaction or multiple transactions.


     b. Conversion Ratio. Each share of Class A Preferred Stock shall be initially convertible into eight and one-third (8-1/3) shares of common stock at a price of $120.00 of the stated value of the Class A Preferred Stock per share of common stock; provided, that a holder of Class A Preferred Stock converting such shares into shares of common stock shall receive cash in lieu of any fractional share of common stock, the amount of which shall be based on the greater of $120.00 per share of common stock or the per share "Book Value" of the common stock at the "Determination Date" (as the terms "Book Value" and "Determination Date" are defined below). For example, if a holder of Class A Preferred Stock owned ten (10) of such shares with a total stated value of $10,000.00, and the Book Value of the common stock was $150.00, the holder could convert the ten (10) shares of Class A Preferred Stock into eighty-three (83) shares of Common Stock and would receive $50.00 of cash for the one-third fractional share of common stock. The conversion ratio shall be adjusted as appropriate to account for any change in the capitalization of FSCM occurring after the date of issuance of the Class A Preferred Stock prior to actual conversion, whether resulting from a recapitalization, stock dividend, stock split, reverse stock split, redemption or otherwise.

     c. Book Value. The per share "Book Value" of FSCM's common stock shall be determined by FSCM on a consolidated, fully diluted basis pursuant to the application of generally accepted accounting principles, consistently applied. Consistent with generally accepted accounting principles, Book Value shall not include loan or lease loss reserves. A determination of the Book Value shall be final and binding on all parties.

     d. Determination Date. The Determination Date shall be the last day of the calendar month immediately preceding the "Conversion Date" (as such term is defined below).

     e. Exercise of Conversion Rights. To exercise conversion rights, a holder of Class A Preferred Stock must provide FSCM with written notice specifying (i) the intent by the holder to exercise its conversion rights, (ii) the number of shares of Class A Preferred Stock to be converted and (iii) the effective date of such conversion, to be not less than fifteen (15) days nor greater than sixty (60) days from the date of such notice or such longer period as shall be necessary to obtain all required regulatory approvals, including all required approvals from the Federal Reserve Board (the "Conversion Date").

     f. Payment of Dividends. Cumulative dividends accrued but unpaid on Class A Preferred Stock at the Conversion Date shall be paid by FSCM to the holder of such Class A Preferred Stock so converted at the Conversion Date, pro rated through the Conversion Date.

     7. Dissolution Payment and Priority. In the event of any voluntary or involuntary dissolution, liquidation or winding up of FSCM, shares of Class A Preferred Stock are entitled to receive, out of assets of FSCM legally available for distribution to shareholders, before any distribution is made to holders of any other stock of FSCM, whether common or preferred, liquidation distributions in the amount of $1,000.00 per share, plus accrued and unpaid dividends, if any. If the amounts payable with respect to the Class A Preferred Stock are not paid in full, the holders of Class A Preferred Stock shall share ratably on a per share basis on the amount available for distribution. Upon payment of the full amount of the stated value plus accrued and unpaid dividends, the holders of Class A Preferred Stock will not be entitled to any further participation in any distribution or payments by FSCM.

     8. Preemptive Rights. The holders of Class A Preferred Stock will not have preemptive rights. The Class A Preferred Stock will be fully paid and non-assessable.

     9. Amendment. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Class A Preferred Stock is required to amend the Certificate of Incorporation of FSCM to (i) create or authorize any class of stock ranking prior to the Class A Preferred Stock in respect of dividends or distribution of assets on liquidation or otherwise alter or abolish the liquidation preferences or any other preferential rights of the Class A Preferred Stock, (ii) reduce the redemption price or otherwise alter any redemption rights of the Class A Preferred Stock, (iii) alter or abolish any rights of the Class A Preferred Stock to receive dividends, (iv) alter or abolish the conversion rights of the Class A Preferred Stock, or (v) exclude, or limit the voting rights of the Class A Preferred Stock as to these matters.